Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-165714, No. 333-168970, and No. 333-172100 on Form S-8 and in the Post-Effective Amendment to Registration Statements No. 333-170433 and No. 333-170099 on Form S-1, of our report dated March 7, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s development stage status), relating to the financial statements of Anthera Pharmaceutical Inc., appearing in this Annual Report on Form 10-K of Anthera Pharmaceuticals, Inc. for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
San Francisco, California
March 7, 2011